SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 5, 2018

INVUITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37417	04-3803169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

444 De Haro Street

San Francisco, CA 94107

(Address of principal executive offices)

(650) 655-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Philip Sawyer Separation Agreement

On March 5, 2018, in connection with the previously announced resignation of Philip Sawyer as the President, Chief Executive Officer and member of the board of directors of Invuity, Inc. (the “Company”), the Company entered into a Separation Agreement with Mr. Sawyer regarding the terms of his separation from the Company (the “Separation Agreement”).

The principal terms of the Separation Agreement are: (1) Mr. Sawyer’s last day of employment was February 28, 2018 (the “Effective Date”); (2) Mr. Sawyer will receive continuing payments of his base salary for twelve (12) months at his current rate of annual base salary ($490,000 in the aggregate), less applicable withholdings, commencing on the first regular payroll date following the Effective Date (the “Severance Payment”); (3) Mr. Sawyer will be paid a lump sum cash payment equal to $350,000, less applicable withholdings, on the first payroll date following the Effective Date; (4) the Company will reimburse Mr. Sawyer for COBRA premiums Mr. Sawyer pays to maintain group health insurance benefits for himself and his dependents under COBRA for a twelve-month period commencing on the Effective Date; (5) 50% of the unvested shares subject to Mr. Sawyer’s outstanding equity awards will accelerate and vest as of the Effective Date, provided that any Equity Awards with performance-based vesting  will vest as to 50% of the unvested shares based on the deemed achievement of the Company’s performance goals at 100% of target levels; and (6) the post-service exercisability period of Mr. Sawyer’s stock options will be extended until the earlier of (i) the expiration date applicable to such option and (ii) May 31, 2019.

The Separation Agreement also contains a mutual release of claims between Mr. Sawyer and the Company and the payments and benefits described above are subject to Mr. Sawyer’s continued compliance with customary confidentiality and cooperation covenants, in addition to any other covenants to which Mr. Sawyer already is subject (including covenants regarding nonsolicitation of employees and customers and nondisclosure) incorporated into the Separation Agreement. Additionally, Mr. Sawyer will receive the Severance Payment subject to his not rendering any services at a management or key position level to certain businesses operated or otherwise controlled by certain specified entities (each, a “Covered Business”) during the twelve-month period commencing on the Effective Date, and any payment of the Severance Payment will cease immediately in the event Mr. Sawyer renders any such services to a Covered Business.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed herewith as Exhibit 10.1.

Scott Flora Employment Agreement

On March 6, 2018, the Company entered into an Employment Agreement with Scott Flora regarding the terms of his previously announced appointment as the Company’s Interim President and Chief Executive Officer (the “Flora Agreement”).

Pursuant to the Flora Agreement, which commenced on March 1, 2018 (the “Transition Date”), Mr. Flora will receive (1) an annual base salary of $526,000, (2) an annual bonus with a target level of 93.16% of his base salary, subject to achieving the Company’s performance goals, and (3) a restricted stock unit grant with a grant date value of $150,000, which will vest in full on the first anniversary of the Transition Date subject to Mr. Flora continuing to be a service provider through such date. Mr. Flora will be entitled to participate in executive benefit plans and programs of the Company, if any, on the same terms and conditions as other senior executives of the Company.

The foregoing description of the Flora Agreement is qualified in its entirety by reference to the full text of the Flora Agreement, which is filed herewith as Exhibit 10.2.

Item 9.01                     Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and Release, dated March 5, 2018, by and between the Company and Philip Sawyer.
10.2	Employment Agreement, dated March 6, 2018, by and between the Company and Scott Flora.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVUITY, INC.
Date: March 6, 2018
	By:	/s/ James Mackaness
James Mackaness
Chief Financial Officer

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